Registrant Name:  Vanguard Florida Insured Tax-Free Fund
CIK:   0000888451
File Number:  811-6709
Series:  1

The Vanguard Florida Insured Long-Term Tax-Exempt Fund (Series 1) issued a new class of shares called Admiral Class.  The Admiral Class shares were first
issued on November 12	2001